Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Resume in Minutes, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on May 11, 2010 (the “Registration Statement”), of our report dated May 11, 2010, relating to the balance sheets of Resume in Minutes, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit) , and cash flows for the year ended December 31, 2009, for the period from May 22, 2008 (inception) through December 31, 2008, and for the period from May 22, 2008 (inception) through December 31, 2009 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
June 23, 2010